CISTRON BIOTECHNOLOGY, INC.
                                                ---------------------------
                                                 STATEMENTS OF CASH FLOWS
                                                 ------------------------
                                                                                             February 2, 1982
                                                             Year ended June 30,             (commencement of
                                                   -----------------------------------------  operations) to
                                                      1994            1995            1996    June 30, 1996
                                                   ----------      ----------     ----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Cash received from customers                    $  1,028,603    $    721,413    $   614,226   $ 10,127,111
 Cash paid to suppliers and employees              (1,267,188)     (1,081,010)    (1,678,666)   (20,025,211)
 Interest received                                        908           8,565         26,919         76,960
 Acquisition expenses paid                                  -               -              -       (429,620)
 Royalties, research funding,
 license fees received                                179,985       1,055,000        405,000      2,067,568
 Other receipts                                         3,094          32,914        106,538        184,151
                                                   ----------      ----------    -----------     ----------
  Net cash provided by (used in)
  operating activities                                (54,598)        736,882       (525,983)    (7,999,041)
                                                   ----------      ----------    -----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Collection of note receivable                              -               -               -        15,097
 Purchase of property and equipment                         -               -         (5,569)      (729,383)
                                                   ----------      ----------    -----------     ----------
  Net cash used in investing activities                     -               -         (5,569)      (714,286)
                                                   ----------     -----------    -----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of capital stock
  and additional contributions                              -               -              -      9,943,165
 Principal payments on notes payable                        -               -              -       (870,238)
                                                   ----------      ----------    -----------     ----------
  Net cash provided by financing activities                 -               -              -      9,072,927
                                                   ----------      ----------    -----------     ----------
  Net change in cash and cash equivalents             (54,598)        736,882       (531,552)       359,600
CASH AND CASH EQUIVALENTS,
 beginning of period                                  208,868         154,270        891,152              -
                                                   ----------      ----------    -----------     ----------
CASH AND CASH EQUIVALENTS, end of period         $    154,270    $    891,152    $   359,600   $    359,600
                                                 ============    ============    ===========   ============
RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  Net income (loss)                              $   (273,852)   $    279,276    $(1,106,166)  $(10,984,828)
  Adjustments to reconcile net income
  (loss) to net cash provided by (used in)
  operating activities:
  Depreciation and amortization                        37,106          23,109         12,777        729,237
  Loss on disposal of property
  and equipment                                             -               -              -          3,979
  Other expense                                             -               -              -         22,100
  Amortization of deferred financing costs                  -               -              -        173,079
  Decrease (increase) in assets:
   Accounts receivable                                  6,409           51,375        40,603        (28,939)
   Inventory                                            1,928           (1,536)        1,071         (6,337)
   Prepaid expenses                                   (23,538)          23,538          (500)          (500)
   Notes and other receivables                        200,475          (68,392)     (123,784)      (222,310)
   Security deposit                                      (318)               -             -        (23,938)
   Intangible assets                                   (1,105)               -             -        (37,105)
  Increase (decrease) in liabilities:
   Accounts payable and accrued expenses               38,206          429,512       650,016      2,376,521
   Unearned revenues                                  (39,909)               -             -              -
                                                   ----------      ----------    -----------     ----------
NET CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES:                            $    (54,598)   $     736,882   $  (525,983)  $ (7,999,041)
                                                 =============   =============   ============  =============


                                    See Accompanying notes to financial statements

                                                        F-7
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